Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA PROVIDES UPDATE ON ARBITRATION RULING RELATED TO COLORADO
SUN OIL PROCESSORS MATTER

Toronto, Ontario, January 9, 2012 – SunOpta Inc. (“SunOpta” or the “Company”) (NASDAQ:STKL) (TSX:SOY) today announced that it has received the rendered decision of the arbitrator in the Colorado Mills LLC v Sunrich LLC arbitration matter. This action was initiated as a Colorado State Court action by Colorado Mills LLC (“Colorado Mills”) in March, 2010 seeking arbitration of claims relating to a 2008 Joint Venture Agreement (“JVA”) between Colorado Mills and SunOpta Grains and Foods Inc. (formerly Sunrich LLC, herein “Grains and Foods”). The case was referred to arbitration, where each party asserted claims against the other with regards to pricing and delivery of sunflower crude oil as per the terms of the JVA.

After a hearing and submission of proposed findings by each party, the arbitrator ruled in favor of Colorado Mills and denied the claims put forward by Grains and Foods. As a result the arbitrator concluded that Colorado Mills should recover $4,815,507 in money damages from Grains and Foods, prejudgment interest in the sum of $430,742, and post-judgment interest at the rate of 8%

SunOpta has filed a Notice of Arbitration Award and Intent to File a Motion to Vacate this ruling. The appeal is based on SunOpta’s belief that key evidence was excluded from the record during the proceeding, including certain physical and testimonial evidence, thus resulting in inaccuracies in the decision.

The full amount of the award will be recorded in fiscal 2011 with an after tax expense of approximately $3.6 million. Adjustments to the accrual may be made in future periods depending on the outcome of the appeal.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company’s core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The company has two non-core holdings, a 66.4% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

For further information, please contact:

SunOpta Inc.
Steve Bromley, President & CEO
Tony Tavares, Vice President & COO
Rob McKeracher, Vice President & CFO
John Dietrich, Vice President, Corporate Development
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com